Exhibit 10.1

GENERAL MOTORS LLC

U.S. EXECUTIVE SEVERANCE PROGRAM

ARTICLE I

INTRODUCTION

General Motors LLC, herein referred to as the “Employer”, previously established the General Motors Executive Severance Program for Executive Employees in the United States (the “Program”). The purpose of the Program is to provide for the payment of severance benefits to eligible executive employees of the Employer. This Program is not intended to alter the status of any executive or participant in the Program as an at-will employee, nor is it intended to create a contract of employment between any executive and General Motors LLC.

ARTICLE II

AMENDMENT AND RESTATEMENT OF THE PROGRAM

Effective as of February 2, 2016, General Motors LLC amends and restates the General Motors Executive Severance Program for Executive Employees in the United States, renaming the Program the General Motors LLC U.S. Executive Severance Program. With respect to any individual who separated from the Employer prior to the effective date of this amended and restated Program, such individual will continue to be bound by the terms of their existing separation arrangement, if any, and such individual will have no right or claim to separation pay under this amended and restated Program.

ARTICLE III

DEFINITIONS

As used herein, the following words and phrases shall have the meanings set forth below unless the context clearly indicates otherwise.

3.1 “Benefits Continuation” means the continuation of a Participant’s healthcare coverage in accordance with applicable law.

3.2 “Board” means the Board of Directors of the Company.

3.3 “Cause” means any of the following:

(a) The Executive’s commission of, or plea of guilty or no contest to, a felony;

(b) The Executive’s gross negligence or willful misconduct that is materially injurious to the Company or any of its Subsidiaries, including but not limited to the Employer; or

(c) The Executive’s material violation of state or Federal securities law.

3.4 “Change in Control” means the occurrence of any one or more of the following events:

(a) Any Person other than an Excluded Person, directly or indirectly, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company constituting more than 40 percent of the total combined voting power of the Company’s Voting Securities outstanding; provided that if such Person becomes the beneficial owner of 40 percent of the total combined voting power of the Company’s outstanding Voting Securities as a result of a sale of such securities to such Person by the Company or a repurchase of securities by the Company, such sale or purchase by the Company shall not result in a Change in Control; provided further, that if such Person subsequently acquires beneficial ownership of additional Voting Securities of the Company (other than from the Company), such subsequent acquisition shall result in a Change in Control if such Person’s beneficial ownership of the Company’s Voting Securities immediately following such acquisition exceeds 40 percent of the total combined voting power of the Company’s outstanding Voting Securities;

(b) At any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved (the “Incumbent Board”), cease for any reason to constitute a majority of members of the Board;

(c) The consummation of a reorganization, merger or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, in each case, unless, immediately following such reorganization, merger or consolidation, more than 60 percent of the combined voting power and total fair market value of then outstanding Voting Securities of the resulting corporation from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of the Company immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their beneficial ownership of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation; or

(d) The consummation of any sale, lease, exchange or other transfer to any Person (other than a Subsidiary or affiliate of the Company) of assets of the Company and/or any of its Subsidiaries, in one transaction or a series of related transactions within a 12-month period, having an aggregate fair market value of more than 50 percent of the fair market value of the Company and its Subsidiaries immediately prior to such transaction(s).

Notwithstanding the foregoing in this Section 3.4, in no event shall a Change in Control be deemed to have occurred (A) as a result of the formation of a Holding Company, (B) if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof, which consummates the Change in Control transaction, or (C) if the transaction does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code.

3.5 “Change in Control Period” means the 24-month period commencing on the earliest to occur of the following (subject to the final paragraph of Section 3.4):

(a) The date when the occurrence of an event described in Section 3.4 shall be (or should have been) disclosed in a Schedule 13D or an amendment thereto or other such similar or successor form promulgated by the U.S. Securities and Exchange Commission, filed with the U.S. Securities and Exchange Commission;

(b) The first date on which at least a majority of the members of the Incumbent Board described in Section 3.4(c) first cease to constitute at least a majority of the Board; or

(c) The date on which a transaction described in Section 3.4(c) or Section 3.4(d) of this Program closes.

3.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provisions thereto.

3.7 “Covered Payments” has the meaning assigned to it in Section 5.4.

3.8 “Company” means General Motors Company, a Delaware corporation.

3.9 “Compensation Committee” means the Executive Compensation Committee of the Board of Directors of the Company, or any similar committee of the Board of Directors of the Company.

3.10 “Disability” means the Executive’s inability to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.11 “Effective Date” means February 2, 2016, the effective date of the amended and restated Program.

3.12 “Employer” means General Motors LLC.

3.13 “ERISA” means the Employer Retirement Income Security Act of 1974, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in ERISA shall include any successor provisions thereto.

3.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

3.15 “Excise Tax” has the meaning assigned to it in Section 5.4.

3.16 “Excluded Person” means (i) the Company, (ii) any of the Company’s Subsidiaries, (iii) any Holding Company, (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company, or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any employee benefit plan described in clause (iv).

3.17 “Executive” means a full-time or part-time/flex employee of the Employer classified by the Employer as an Executive, or individuals in such other executive-equivalent classifications as identified by the Employer who are employed by the Employer. Individuals who are classified as “independent contractors”, “leased employees”, “bundled service employees”, “contract employees”, or such other similar classification, are not Executives for purposes of the Program regardless of their status as a common law employee or their reclassification by a court of competent jurisdiction or an administrative agency as such.

3.18 “Good Reason” means any of the following:

(a) A material reduction of the Participant’s base salary and target incentive compensation;

(b) An involuntary relocation of the geographic location of the Participant’s principal place of employment by more than 100 miles; or

(c) A material diminution of the Participant’s authority, duties, or responsibilities.

In each case, if the Participant desires to terminate his or her employment or service with the Employer for Good Reason, he or she must first give written notice within 90 days of the initial existence of the facts and circumstances providing the basis for Good Reason to the Employer, and allow the Employer 60 days from the date of such notice to rectify the situation giving rise to Good Reason, and in the absence of any such rectification, the Participant, in order to be eligible for payments hereunder, must terminate his or her employment or service for such Good Reason within 120 days after delivery of such written notice.

3.19 “Holding Company” means an entity that becomes a holding company for the Company or its businesses as part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding Voting Securities of such entity are, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Securities of the Company outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Securities of the Company.

3.20 “Incumbent Board” has the meaning assigned to it in Section 3.4(b).

3.21 “IRS” means the Internal Revenue Service.

3.22 “Participant” means an Executive who is identified as eligible to participate in the Program in accordance with Article IV.

3.23 “Person” means any individual or entity, including any two or more Persons deemed to be one “person” as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

3.24 “Program” means this General Motors LLC U.S. Executive Severance Program.

3.25 “Restrictive Covenant” means a restrictive covenant, such as a non-compete or non-solicitation agreement, entered into between the Company or its Subsidiaries, including the Employer and a Participant as a condition of receipt of Separation Pay under this Program, which such covenant may be included in an applicable Waiver and Release.

3.26 “Separation Pay” means the amount payable to a Participant as a result of Participant’s Termination of Employment as described in Section 5.1.

3.27 “Structure Equity” means regularly scheduled equity grants, such as annual grants, and does not include special, one-time or discretionary equity grants made at the discretion of the Compensation Committee or senior management. For purposes of clarification, annual grants of all of Performance Share Units, Restricted Stock Units and Options under the Long-Term Incentive Plans maintained by the Company constitute Structure Equity.

3.28 “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the Voting Securities of such entity.

3.29 “Termination Date” means the last day of the Participant’s active service to the Company and its Subsidiaries, including the Employer.

3.30 “Termination of Employment” means the Participant’s cessation of employment with the Company and its Subsidiaries, including the Employer.

3.31 “Voting Securities” means securities of a Person entitling the holder thereof to vote in the election of the members of the board of directors of such Person or such governing body of such Person performing a similar principal governing function with respect to such Person.

3.32 “Waiver and Release” means a validly executed waiver and release of claims and causes of action for the benefit of the Employer and the Company and its Subsidiaries, including their officers and directors, in the form required by the Employer, the Company or its successors.

ARTICLE IV

ELIGIBILITY & PARTICIPATION

4.1 Eligibility and Participation. Executives with one or more years of service who are working in the United States or who are U.S.-based executives working for the Employer outside of the United States (e.g., ISP assignments) are eligible to participate in the Program. In accordance with the terms of this Program, the Company may designate executives either individually or as a class of employees as eligible to receive Separation Pay under the Program.

An Executive will neither be entitled to participate in the Program nor to receive Separation Pay if the Executive is subject to an individual agreement with the Company or its Subsidiaries, including the Employer, that provides for post-employment separation pay or benefits. For purposes of clarification only, participation in Company or Employer-sponsored executive compensation or benefit plans with a severance or change in control provision, such as the General Motors Long-Term Incentive Plan or the General Motors Executive Retirement Plan, by itself will not preclude an Executive from participation in this Program.

4.2 Duration of Participation. Once an Executive becomes a Participant in the Program, subject to the other terms and conditions of the Program, the Executive will remain a Participant in the Program until the first to occur of the following:

(a)	The Executive’s death;

(b)	The Executive’s Termination of Employment due to Disability;

(c)	The Executive’s movement into a position that is excluded from participation in the Program on its own or as a member of a class of employees that is not eligible to participate in the Program, other than following a Change in Control;

(d)	The Executive’s involuntary Termination of Employment by the Employer other than by reason of the Executive’s position elimination resulting from a reduction in force, a reorganization or a staffing reduction or a mutually agreed separation on terms satisfactory to the Employer;

(e)	The Executive’s voluntary Termination of Employment in any case in which there is not a Change in Control;

(f)	The Executive’s voluntary Termination of Employment without Good Reason following a change in control;

(g)	The Executive’s involuntary Termination of Employment by the Employer for Cause;

(h)	The Executive’s exclusion from participation in the Program by the Company in accordance with the terms of the Program; or

(i)	The termination of the Program.

Subject to Sections 4.3 and 5.6 and the terms of an applicable Waiver and Release, the Company will not take action to reduce or eliminate Separation Pay once a Participant has been separated under this Program and becomes eligible for or commences receipt of Separation Pay, without the Participant’s written consent. In no event will any Participant in the Program during the six-month period prior to the occurrence of a Change in Control be eliminated from participation during that period unless the Employer reasonably demonstrates that the elimination (a) was not at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with the Employer’s ordinary operation of its business and without regard to the Change in Control which was threatened or proposed. Other than in the event of the Participant’s voluntary Termination of Employment other than for Good Reason following a Change in Control, no Participant in the Program on the day immediately prior to the occurrence of a Change in Control can be eliminated from participation in the Program during the 24-month period commencing on the date of the Change in Control without the Participant’s consent.

4.3 Employees Offered Other Comparable Employment. If leadership extends continuing employment opportunities with the Company or its Subsidiaries, including the Employer, to a Participant who is eligible for Separation Pay under Section 5.1.1 at the same or at a comparable employment grade or level and at a level of compensation and benefits that are substantially similar in the aggregate to those provided in the Participant’s prior role, the Participant is expected to accept such offer of employment. Failure to accept such offer of employment will result in the affected Participant being ineligible for any further Separation Pay under this Program.

ARTICLE V

SEPARATION BENEFITS

A Participant may be eligible for the Separation Pay and benefits described herein in the event of the Participant’s Termination of Employment under certain circumstances, including as a result of a Change in Control.

5.1 Separation Pay.

5.1.1 Position Elimination and Mutually Agreed Separations Other than Following a Change in Control. If the Participant’s employment is involuntarily terminated by the Employer due to the elimination of the Participant’s role with the Employer as a result of a reduction in force, a reorganization or a staffing reduction, or if the Employer and the Participant mutually agree to the Participant’s Termination of Employment on terms satisfactory to the Employer, the Employer shall pay to the Participant in accordance with Section 5.3, a single payment in cash equal to (1) the specified multiple below times the Participant’s annual base salary, plus (2) the specified multiple below times the Participant’s annual target bonus amount, plus (3) the specified healthcare equivalent payment multiple below times the COBRA cost for the coverage level as most recently in effect for the Participant. The Employer shall also pay the Equity Equivalent amount identified below at or as soon as practicable following the time that the applicable equity vesting would occur had the Participant remained employed by the Employer during the 12 months following the Termination Date. The Participant will also receive 12 months of outplacement assistance.

Level	Base Salary Multiple	STIP Target Multiple	Healthcare Equivalent Payment Multiple	Equity Equivalent
CEO	2X	1X	24 Months	Cash equivalent of Structure Equity vesting within the 12 months following Termination of Employment
SVP& Above	1.5X	1X	18 Months
Senior Executive	1X	1X	12 Months
Executive	1X	1X	12 Months	Cash equivalent of 50% of Structure Equity vesting within the 12 months following Termination of Employment

5.1.2 Termination During the Change in Control Period. With respect to any Participant, if, during the Change in Control Period, the Participant’s employment is terminated by the Company (or its successor) or its Subsidiaries, including the Employer for any reason other than Cause, or if the Participant voluntarily terminates their employment for Good Reason, the Employer shall pay to the Participant in accordance with Section 5.3(e), a single payment in cash equal to (1) the specified multiple below times the Participant’s annual base salary, plus (2) the specified multiple below times the Participant’s annual target bonus amount, plus (3) the specified healthcare equivalent payment multiple below times the COBRA cost for the coverage level as most recently in effect for the Participant.

Level	Base Salary Multiple	STIP Target Multiple	Healthcare Equivalent Payment Multiple
CEO	2X	1X	24 Months
SVP& Above	1.5X	1X	18 Months
Senior Executive	1X	1X	12 Months
Executive	1X	1X	12 Months

5.1.3 Termination Prior to a Change in Control. With respect to any Participant, if the Participant’s employment is terminated by the Employer without Cause during the six-month period immediately prior to the date of a Change in Control, and the Participant is not otherwise eligible for Separation Pay under Section 5.1.1 or did not otherwise enter into an agreement with the Employer providing for the payment of separation pay following Termination of Employment, the Participant shall be entitled to the same Separation Pay as the Participant would have received pursuant to Section 5.1.2 above had such termination occurred during the Change in Control Period, unless the Employer reasonably demonstrates that the termination (a) was not at the request of a third party who indicated an intention or who had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with the Employer’s ordinary operation of its business and without regard to the Change in Control which was threatened or proposed.

5.2 Benefits Continuation. At the time of a Participant’s Termination of Employment, the Participant shall be eligible to enroll in healthcare continuation coverage in accordance with COBRA, or other applicable equivalent, and provision of Separation Pay attributable to the healthcare equivalent payment multiple will not impact the Participant’s eligibility to enroll in healthcare continuation coverage.

5.3 Separation Pay Conditions. The receipt of payments as set forth under Sections 5.1.1, 5.1.2 and Section 5.1.3 above is subject to the following conditions:

(a) In exchange for the Separation Pay described herein, Participant shall be required to execute and deliver to Employer a Waiver and Release, unless such requirement is waived by the Company or it Subsidiaries, including the Employer. The Employer shall provide a form for such Waiver and Release to the Participant within 30 days following the Termination Date.

(b) The Participant shall remain in compliance with all Restrictive Covenants required of Participant as a condition of receipt of Separation Pay;

(c) The Participant’s Termination of Employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code with the Employer and all persons with whom the Employer would be considered a single employer under Sections 414(b) and (c) of the Code.

(d) If the Participant is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder and as determined under the Employer’s policy for determining specified employees) on the Participant’s Termination Date, and the Participant is entitled to a payment under this Program that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Participant’s Termination Date in the case of a termination covered by Section 5.1. or Section 5.1.2, or the first business day of the seventh month following the Change in Control in the case of a termination covered by Section 5.1.3.

(e) Payment of amounts owing under this Agreement shall commence or be made on the following dates (or if not a business day, on the business day immediately following): (i) if the Participant is a “specified employee” as described in Section 5.3(d), on the date specified in Section 5.3(d); (ii) if the Participant is not a specified employee, and the Employer has requested a Waiver and Release, within 30 days following the date such Waiver and Release is effective as provided in Section 5.3(a) or the later Termination Date; and (iii) if the Participant is not a specified employee and the Employer has not requested a Waiver and Release, on or around the 60th day following the Termination Date, in the case of a payment due under Section 5.1.1 or 5.1.2, or on or around the 60th day following the effective date of the Change in Control, in the case of a payment due under Section 5.1.3. For Participants who are terminated under Section 5.3(e)(ii) above on and after November 15 of a particular year and for Participants who are terminated under Section 5.3(e)(iii) above on and after November 1 of a particular year, payment will be made at the latter of the second pay period in January or as soon as practicable following the date of the expiration of the review and revocation period under an applicable Waiver and Release, but in no event later than March 15 of the year following the year in which such termination occurred.

5.4 Payments Treated as Parachute Payments. Notwithstanding any other provision of this Program or any other plan, arrangement or agreement to the contrary, if any of the payments provided or to be provided by the Employer or its affiliates to the Participant or for the Participant’s benefit pursuant to the terms of this Program or otherwise (“Covered Payments”) are determined to be parachute payments within the meaning of Section 280G of the Code, with the effect that Participant is or would be liable for the payment of the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Compensation Committee shall determine the appropriate treatment of payments under this Program in its sole discretion consistent with the requirements of Section 409A of the Code that produces the most advantageous economic outcome for the Participant, and its determination shall be final and binding on the Participant. The Employer shall provide detailed supporting calculations to the Participant not later than 60 days following to the Termination Date, in the case of payments due under Section 5.1.1 or Section 5.1.2, or 60 days following the effective date of the Change in Control, in the case of payments due under Section 5.1.3.

5.5 Additional Payments Following a Reduction. If the Participant is required by the IRS or another agency to make a payment or payments of Excise Tax with respect to such Covered Payments, the Participant shall remain solely responsible for such payment and the Employer shall bear no responsibility for such Excise Tax.

5.6 No Mitigation Other than Re-Employment. Subject to Section 4.3 above, the Participant shall not be required to mitigate the amount of any payment provided for in this Program by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment. However, if a Participant commences re-employment with the Employer following a Termination of Employment described in Section 5.1.1, and continues to be eligible for Separation Pay in accordance with Section 5.1.1, the portion of Separation Pay attributable to the base salary multiple, short-term incentive plan target multiple, and healthcare equivalent payment multiple will cease upon Participant’s reemployment and Participant will be required to repay a prorated portion of Separation Pay based on the ratio of the number of days remaining in the 12-month period commencing on Participant’s Termination Date to 365. For example, a Participant who is re-employed following 200 days of separation will be required to repay 45.2% (165/365) of the applicable Separation Pay received.

5.7 Exclusion from Annual and Long-Term Incentive Program Resulting from Separation Agreement. A Termination of Employment resulting in a Participant’s receipt of Separation Pay under Sections 5.1.1, 5.1.2 or 5.1.3 of the Program constitutes a “termination of service pursuant to an approved separation agreement” for purposes of the General Motors Short-Term Incentive Plan. In no case is a Participant eligible to receive Separation Pay under Sections 5.1.1, 5.1.2 or 5.1.3 of the Program and payment of a full-year or part-year annual incentive payment. With respect to the General Motors Long-Term Incentive Plan, a Termination of Employment resulting in a Participant’s receipt of Separation Pay under Section 5.1.1 of the Program constitutes a “termination of service pursuant to an approved separation agreement”. A Termination of Employment under Section 5.1.2 or 5.1.3 that results in the receipt of Separation Pay shall not constitute a “termination of service pursuant to an approved separation agreement” under the General Motors Long-Term Incentive Plan.

ARTICLE VI

SUCCESSOR TO COMPANY

This Program shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether directly or indirectly by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company and the Employer under this Program.

ARTICLE VII

DURATION, AMENDMENT AND TERMINATION

7.1 Duration. This Program shall remain in effect until the date that is three years from the Effective Date; provided that upon each annual anniversary of the Effective Date (the “Renewal Date”), the Program shall extend for an additional year, unless pursuant to a resolution adopted by the Board prior to the Renewal Date, the Company determines not to extend the term of the Program. If a Change in Control occurs while this Program is in effect, the Program shall continue in full force and effect for a period of at least two years following such Change in Control, and shall not expire until after all Participants who have become entitled to any payments or benefits hereunder have received such payments and benefits in full.

7.2 Amendment or Termination. The Company reserves the right to amend, modify, suspend or terminate the Program at any time by action of its Board. No amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of a Participant who is receiving Separation Pay under the Program shall be effective without the written consent of the Participant. No amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant shall be effective without the written consent of such Participant for a period of two years following a Change in Control.

Any amendment, modification, suspension or termination of this Program adopted after a Change in Control or in anticipation of a Change in Control shall not affect the right of any Participant to payments or benefits to be paid or provided as a result of events that occur prior to the second anniversary of the Change in Control.

7.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of the Program by the Board in accordance with this Article VII shall be made by action of the Board in accordance with the Company’s Charter and By-laws and applicable law.

ARTICLE VIII

MISCELLANEOUS

8.1 Program Administration. This Program shall be administered by the Compensation Committee or a delegate duly appointed by the Compensation Committee, provided that in the event of an impending Change in Control, the Compensation Committee may appoint a person or persons independent of the third-party effectuating the Change in Control to act in place of the Compensation Committee effective upon the occurrence of the Change in Control (the “CIC Committee”), and the CIC Committee shall not be removed or modified following the Change in Control, other than at its own initiative. The Compensation Committee retains the sole authority to interpret the provisions of the Program, either directly or through action of its delegate, and any interpretation of the Compensation Committee or its delegate regarding the terms of the Program or their application to one or more Participants is final and binding on all parties. The Compensation Committee, in its sole discretion, may take action or cause its delegate to take action that it deems appropriate to administer the Program as intended, including equal treatment of similarly situated Participants and other similarly situated officers and executives of the Company. The Compensation Committee or its delegate may establish administrative rules and procedures regarding the operation of the Program.

8.2 Determination of Participating Executives. Any clarifications or determinations regarding the eligibility of an Executive to participate in the Program shall be made by the Compensation Committee with respect to Compensation Committee covered executives, and, with respect to Executives other than Compensation Committee covered executives, by management in a manner consistent with its duly delegated authority.

8.3 Conditions Precedent and Recoupment. As a condition precedent to the payment of all or any portion of Separation Pay, each Participant shall (a) refrain from engaging in any activity which will cause damage to the Company and its Subsidiaries, including the Employer, or is in any manner inimical or in any way contrary to the best interests of such entities, as determined in the sole discretion of the Compensation Committee with respect to the Chief Executive Officer, and the Company’s Chief Executive Officer or chief human resources officer (or such individuals holding a comparable role in the event of a restructuring of positions or re-designation of titles) with respect to all other Participants; and (b) furnish to the Employer such information with respect to the satisfaction of the foregoing condition precedent as the Employer may reasonably request. The failure by any Participant to satisfy any of the foregoing conditions precedent shall result in the immediate cancellation of any unpaid portion of the Separation Pay, and such Participant will not be entitled to receive any consideration with respect to such cancellation. Notwithstanding anything to the contrary in this Program, payments made under the Program may be subject to any recoupment, recovery or claw-back policy (including any recoupment policy relating to performance-based compensation adopted by the Board) as in effect or that was binding on the Executive immediately prior to a Change in Control Period.

8.4 Notices. All notices and other communications required or permitted to be given or delivered under this Program to the Employer or to the Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or by nationally recognized overnight courier service (with confirmation of delivery) or delivered by e-mail of a PDF document (with confirmation of receipt) addressed as follows:

If to the Employer, to:

General Motors LLC

c/o General Motors Company

300 Renaissance Center

Detroit, Michigan 48243

Attention: Global Director Executive Compensation

E-mail:

With a copy to:

Deputy General Counsel & Corporate Secretary

General Motors Company

300 Renaissance Center

Detroit, Michigan 48243

E-mail:

If to the Executive, to the address most recently on file with the Employer.

The Employer or the Executive may, by notice given to the other from time to time, designate a different address for the giving of notices or other communications required or permitted to be given to the party designating such new address.

8.5 Withholding. Any payment required or permitted to be made or given to a Participant pursuant to this Program shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by the Employer in which the Participant is a participant, and to all reporting, filing and other requirements in respect of such payments, and the Employer shall promptly satisfy all such requirements.

8.6 Governing Law. This Program shall be governed by the laws of the State of Delaware, without application of the conflicts of law provisions thereof.

8.7 Captions. The captions contained in this Program are included only for convenience of reference and do not define, limit, explain or modify this Program or its interpretation, construction or meaning.

8.8 Severability. If any provision of this Program or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Program or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of the Employer that if any provision of this Program is susceptible of two or more constructions, one of which would render the provision enforceable and other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

8.9 Number and Gender. When used in this Program, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

8.10 Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is or may be entitled under any agreement between the Participant and the Company and its Subsidiaries, including the Employer, or any plan, program or arrangement maintained by such entity in which Participant participates or participated shall not be modified or lessened in any way by operation of the Program, but shall be payable in accordance with the terms of the applicable plan, program or arrangement. Nothing in this Program is intended to guarantee that the benefit levels or costs will remain unchanged in the future under any plan, program or arrangement of the Company and its Subsidiaries, including the Employer, and the applicable plan sponsor reserves the right to amend, modify, suspend, terminate or discontinue any other plan, program or arrangement maintained by such plan sponsor in accordance with the terms of that plan, program or arrangement. Notwithstanding the foregoing, including the eligibility provisions of Section 4.1, a Participant’s eligibility for severance under this Program is mutually exclusive with severance available to the Participant through any plan, program, or arrangement between the Participant or the Company or its Subsidiaries and the Participant, or pursuant to local statute. If a Participant is entitled to severance under this Program and any other arrangement between the Participant and the Employer or the Company or its Subsidiaries, or pursuant to the application of local statute, and the Participant is not otherwise excluded from participation in this Program pursuant to Section 4.1, or otherwise, the Participant will receive the greater of the severance under this Program or the other applicable severance. Any severance to which Participant becomes entitled will first be paid under this Program upon the requirement that Participant waive their claim to the other severance; provided, however, that if Participant’s entitlement to such other severance cannot be waived, the amount of Separation Pay hereunder will be offset by the amount of such other required severance, but not below zero. Upon the Participant’s Termination of Employment resulting in Separation Pay in accordance with Section 5.1.2 or Section 5.1.3, all non-competion arrangements applicable to a Participant, either pursuant to a Restrictive Covenant or otherwise, shall no longer apply to the Participant, and the Employer (or its successor) shall enter into a written agreement with the terminated Participant evidencing this point. For purposes of clarification, non-solicitation, non-disclosure, confidentiality and other provisions of applicable restrictive covenants will continue to apply to the Participant.

8.11 Section 409A of the Code. It is intended that any amounts payable under this Program shall comply with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder, to the extent applicable, and this Program will be interpreted, administered and operated accordingly. Any payments (including reimbursements) under this Program that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Neither the Employer nor the Compensation Committee or the Board shall have any liability to the Executive with respect to any failure to comply with the requirements of Section 409A of the Code.

8.12 Application of ERISA. The Program is intended to be an ERISA welfare benefit plan, and this Program document is intended to constitute the plan document and the summary plan description for the Program.

8.13 Claims for Benefits. If you are a Participant in the Program and become eligible to receive Separation Pay under the Program, you will receive the amounts set forth under Section 5 of the Program for which you are entitled, provided you otherwise satisfy the conditions of the Program for the receipt of such Separation Pay. If you feel you have not been provided with all benefits to which you are entitled under the Program, you may file a written claim with the Global Director of Executive Compensation, who is the “Claims Administrator”, with respect to your rights to receive benefits from the Program. You will be informed of the Claims Administrator’s decision with respect to your claim within 90 days after it is filed. Under special circumstances, the Claims Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim.

If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Program provision on which the decision was based, what additional material or information is relevant to your claim, and what procedure you should follow to get your claim reviewed again. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied. In either case, you then have 60 days to appeal the decision to the Senior Vice President of Human Resources, who is the “Appeal Administrator”.

Your appeal must be submitted in writing. You may submit a written statement of issues and comments. A decision as to your appeal will be made within 60 days after the appeal is received. Under special circumstances, the Appeal Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which your appeal was received.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial and the exact Program provision on which the decision was based. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or 120-day, if extended) period you may consider your appeal as denied.